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                                                                  Exhibit 23.1

                         Consent of Independent Auditors


The Board of Directors
Silicon Valley Bancshares:

     We consent to incorporation by reference in the registration statements (Nos. 333-68857, 333-89641, 33-60467, 33-85104, 33-05489, 333-05511 and
333-28185) on Form S-8 of Silicon Valley Bancshares of our report dated January 20, 2000, relating to the consolidated balance sheets of Silicon Valley Bancshares and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Silicon Valley Bancshares.


                                                /s/ KPMG LLP
                                                ------------
Mountain View, California
March 15, 2000